Exhibit 99
MEREDITH REPORTS FISCAL 2020 FIRST QUARTER RESULTS

National Media Group Delivers Strong Operating Profit Growth

Local Media Group Generates Record Revenues for a Non-Political First Quarter

DES MOINES, IA (November 7, 2019) – Meredith Corporation (NYSE: MDP; meredith.com) – the leading media and marketing company with national brands serving 185 million Americans including 115 million unduplicated American women and nearly 90 percent of U.S. millennial women; 150 million digital monthly unique visitors; a paid subscription base of 42 million; and 30 million viewers via 17 local television stations in fast-growing markets – today reported fiscal 2020 first quarter results:

•
Total Company revenues from continuing operations were $725 million, compared to the prior year of $774 million. The prior year included $33 million more of cyclical high-margin political spot advertising in Meredith’s Local Media Group.

•
Earnings from continuing operations, which included special items in both periods, were $12 million, compared to $16 million. Meredith recorded $9 million of net after-tax special items in the first quarter of fiscal 2020, primarily related to restructuring and integration costs. The loss per share from continuing operations was $0.17 compared to a loss per share of $0.07.

•
Excluding special items, earnings from continuing operations were $21 million, compared to $30 million. Earnings per share from continuing operations were $0.03 compared to $0.22. (See Tables 1-2 for supplemental disclosures regarding non-GAAP financial measures.)

•
Adjusted EBITDA was $122 million, compared to $143 million in the prior year. The prior year included $33 million more of adjusted EBITDA contribution related to cyclical political advertising. Adjusted earnings per share were $0.99.

“Our Local Media Group delivered record revenue for a first quarter in a non-political year, driven by growth in non-political related advertising and consumer revenues,” said Meredith Corporation President and Chief Executive Officer Tom Harty. “Our National Media Group results reflect advertising performance which met our long-term expectations on a comparable basis, including high-single digit growth in digital advertising revenues. We also continued our track record of strong expense control. These factors helped drive a 55 percent increase in National Media Group operating profit in the quarter.”

Looking more closely at Meredith’s fiscal 2020 first quarter:

•
National Media Group revenues were $533 million. Operating profit was $28 million, compared to $18 million in the prior year. Excluding special items, operating profit was $41 million. Adjusted EBITDA was a fiscal first quarter record $91 million, compared to $88 million in the prior year. (See tables 1-2 for supplemental disclosures regarding non-GAAP financial measures.)

•	Local Media Group revenues were $193 million. Operating profit was $38 million. Adjusted EBITDA was $49 million.

•
Total Company digital advertising revenues were a fiscal first quarter record. National Media Group digital advertising revenues grew 8 percent and accounted for 34 percent of total National Media Group advertising revenues, up from 30 percent in the prior year. Local Media Group digital advertising revenues also increased 8 percent.

While Total Company adjusted EBITDA was within the outlook range Meredith previously communicated, the protracted retransmission dispute with DISH Network negatively impacted Local Media Group performance during the first quarter of fiscal 2020. However, Meredith expects to more than offset those revenues over the term of the multi-year agreement.

NATIONAL MEDIA GROUP DETAIL

Fiscal 2020 first quarter National Media Group operating profit increased 55 percent to $28 million. Excluding special items, operating profit was $41 million, up from $32 million, and adjusted EBITDA was $91 million, up from $88 million. Revenues were $533 million. (See Tables 1-2 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at fiscal 2020 first quarter performance compared to the prior year:

•	Total advertising related revenues were $271 million, down in the mid-single digits.

•	Digital advertising revenues grew 8 percent, driven by growth in Meredith’s programmatic platform.

•
Print advertising revenues were down in the low-teens. Meredith has made changes to its portfolio including transitioning Coastal Living and Traditional Home to premium newsstand titles; merging Cooking Light into Meredith’s popular EatingWell title; and closing the MONEY and Martha Stewart Weddings magazines.

•
On a comparable basis, print advertising performance was down in the mid-single digits compared to the prior year, in-line with Meredith’s historical performance. The EatingWell, Southern Living, Real Simple and InStyle brands all generated growth in print advertising.

•	Consumer related revenues were $244 million, compared to $254 million. Results reflect the portfolio changes described above.

•	Expenses declined 7 percent as Meredith continued to realize savings related to the acquisition of Time Inc., along with ongoing expense discipline.

Meredith expects to grow revenue and profit at its National Media Group organically and through strategic acquisitions. In support of that goal, Meredith has completed or announced a series of changes to its National Media Group portfolio in fiscal 2020. These include:

•
The launch of new products, including a partnership with globally recognized home renovation and interior design experts Drew and Jonathan Scott for a new lifestyle magazine expected to launch in early 2020. The Scotts are stars of the popular Property Brothers television show.

•
Realignments to its portfolio to improve efficiency, including plans to transition the Rachael Ray Every Day subscription magazine to a premium newsstand title published on a quarterly basis beginning January 2020. This strategy has proven successful with other Meredith brands, including Coastal Living, Cooking Light and Traditional Home.

•	Asset sales to reduce leverage, including the recent sales of the MONEY brand and Meredith’s majority interest in Viant.

“We are encouraged by advertising trends across our powerful and diversified portfolio,” said Harty. “To that point, we are currently forecasting year-over-year growth in comparable print advertising revenues for the second quarter of fiscal 2020. At the same time, we continue to innovate, be it launching a new title based on the Property Brothers; repositioning popular brands as consumer-driven newsstand products; or creating sophisticated targeted digital advertising programs for clients. Additionally, we are driving growth in our consumer driven business lines, particularly e-commerce and performance marketing, key pieces of our revenue diversification strategy.”

LOCAL MEDIA GROUP DETAIL

Fiscal 2020 first quarter Local Media Group operating profit was $38 million. Adjusted EBITDA was $49 million. Revenues were $193 million. (See Tables 1-2 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at fiscal 2020 first quarter performance compared to the prior year:

•
Non-political spot advertising revenues grew 3 percent to $77 million, led by growth in the Kansas City, Atlanta, and St. Louis markets. From a category standpoint, the professional services, home services and organizations categories were stronger, partially offset by softer results in the automotive category.

•	Combined third party sales and digital advertising revenues grew 6 percent, both driven primarily by MNI Targeted Media.

•	As expected in a non-political year, political spot advertising revenues were lower – $3 million – compared to $36 million in the prior year.

•
Consumer related revenues increased 9 percent to $80 million due to growth in retransmission fees from cable and satellite television operators. These increases were offset by higher payments to affiliated networks. During the first quarter, Meredith entered into a new multi-year retransmission consent agreement with DISH Network across all of its markets. Meredith expects to renew MVPD contracts representing an additional 45 percent of its subscriber base in fiscal 2020.

“Non-political advertising performance has been up for three consecutive quarters,” Harty said. “While it is still early, we expect this trend to continue as fiscal 2020 second-quarter non-political spot advertising is currently pacing up in the mid-single digit-range. Additionally, we expect to see political advertising revenue start to build in our early primary states, particularly Nevada and South Carolina.”

Recently, Meredith announced plans to launch a television show based on its Southern Living brand. It will start with four specials this holiday season before expanding to weekly syndication across Meredith’s geographically diverse station group.

“The Southern Living Show represents another outstanding collaboration between Meredith’s Local and National Media Groups," said Patrick McCreery, Meredith Local Media Group President. “Southern Living’s award-winning content – featuring recipes, home and gardening and Southern culture – will strike a chord with viewers all over the country.”

Earlier in this year, Meredith committed to launching its People Now weekend show in daily syndication beginning in Fall 2020 with distribution across all 12 of its local television markets, and is actively engaged in discussions with other broadcast television owners to carry the show.

Meredith delivered strong performance during the July ratings period, when stations in 7 of its 12 markets ranked No. 1 or No. 2 from sign-on to sign-off.

OTHER FINANCIAL INFORMATION

Meredith recently announced the sale of MONEY.com and its equity interest in Viant. Since its January 2018 acquisition of Time Inc., Meredith has sold former Time Inc. assets viewed as non-core to Meredith’s business strategy at attractive multiples, including TIME, FORTUNE, Sports Illustrated, MONEY, Time Inc. UK and Viant. Proceeds have been used to pay down debt. Meredith continues to market Xumo and FanSided.

Meredith remains committed to strong capital stewardship and its Total Shareholder Return strategy, which balances investments in the business with cash returned to shareholders.

Meredith raised its regular dividend by 5.5 percent to $2.30 on an annualized basis in February 2019. This marked the 26th straight year of dividend increases for Meredith and the 72nd consecutive year of dividend payments. Since launching its Total Shareholder Return strategy in October 2011, Meredith has increased its dividend 125 percent. As of November 6, 2019, Meredith’s annualized dividend yielded approximately 6 percent.

Meredith adopted the Financial Accounting Standards Board’s new standard for lease accounting on July 1, 2019. As a result, assets and liabilities related to operating leases greater than 12 months in length have been recorded on Meredith’s consolidated balance sheet.

All earnings per share amounts in the text of this release are on a diluted basis per common share. Both basic and diluted earnings per common share can be found in the attached Condensed Consolidated Statements of Earnings. All fiscal 2020 first quarter comparisons are against the comparable prior-year period unless noted.

OUTLOOK

For full-year fiscal 2020, Meredith continues to expect:

•	Total Company revenues to range from $3.0 billion to $3.2 billion, unchanged from original guidance communicated on September 5, 2019.

•
Earnings from continuing operations to range from $188 million to $203 million, and from $2.38 to $2.69 on a per share basis, including a net after-tax charge for first quarter special items of $9 million. Actual results may include additional special items that have not yet occurred and are difficult to predict with reasonable certainty at this time. (See Tables 3-4 for supplemental disclosures.)

•
Excluding special items, earnings from continuing operations to range from $197 million to $212 million, and from $2.58 to $2.88 on a per share basis. Both are unchanged from original guidance communicated on September 5, 2019.

•
Adjusted EBITDA to range from $640 million to $675 million, and adjusted earnings per share to range from $5.75 to $6.20, unchanged from original guidance communicated on September 5, 2019. This includes approximately $50 million of planned strategic investments.

Looking more closely at the second quarter of fiscal 2020, Meredith expects:

•	National Media Group revenues to range from $570 million to $590 million.

•	Local Media Group revenues to range from $215 million to $220 million.

•
Earnings from continuing operations to range from $54 million to $60 million, and from $0.73 to $0.86 on a per share basis. This includes non-cash depreciation and amortization of approximately $58 million and net interest expense of approximately $38 million. These amounts do not include special items. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

•	Adjusted EBITDA to range from $173 million to $181 million, and adjusted earnings per share to range from $1.59 to $1.72. (See Tables 3-4 for supplemental disclosures.)

CONFERENCE CALL WEBCAST

Meredith will host a conference call on November 7, 2019, at 8:30 a.m. EST to discuss fiscal 2020 first quarter results and its outlook for the second quarter and full year of fiscal 2020. A live webcast will be accessible to the public on the Company’s website, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. Adjusted earnings per share, adjusted EBITDA, and adjusted EBITDA margin are common supplemental measures of performance used by investors and financial analysts. Management believes that adjusted earnings per share and adjusted EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Adjusted earnings per share are defined as net earnings per share from continuing operations before depreciation, amortization and special items. Management has removed these costs as they are deemed to be non-operational in nature. Adjusted EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, amortization, and special items. Management does not use adjusted EBITDA as a measure of liquidity or funds available for management’s discretionary use because it excludes certain contractual and non-discretionary expenditures.

Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are attached to this press release and available at www.meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s successful implementation of its strategies; the Company’s financial outlook for full year and second quarter of fiscal 2020; the expected benefits of the acquisition of Time Inc.; and the Company’s expectations with respect to profit, growth and increasing shareholder value.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s acquisition of Time Inc., including the Company’s ability to comply with the terms of its debt and equity financings; and the risk factors contained in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation has been committed to service journalism for more than 117 years. Today, Meredith uses multiple distribution platforms-including broadcast television, print, digital, mobile and video-to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches over 185 million unduplicated American consumers every month, including nearly 90 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the company's state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households and 30 million viewers. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets-including Atlanta, Phoenix, St. Louis and Portland-and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional and national level.

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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

Three months ended September 30,	2019	2018
(In millions except per share data)
Revenues
Advertising related	$379.6	$425.5
Consumer related	323.1	327.8
Other	22.5	21.1
Total revenues	725.2	774.4
Operating expenses
Production, distribution, and editorial	273.7	289.1
Selling, general, and administrative	330.8	350.3
Acquisition, disposition, and restructuring related activities	14.1	17.1
Depreciation and amortization	58.5	63.7
Impairment of long-lived assets	5.2	—
Total operating expenses	682.3	720.2
Income from operations	42.9	54.2
Non-operating income, net	8.6	7.3
Interest expense, net	(38.9)	(41.6)
Earnings from continuing operations before income taxes	12.6	19.9
Income tax expense	(0.5)	(3.7)
Earnings from continuing operations	12.1	16.2
Earnings (loss) from discontinued operations, net of income taxes	(6.0)	0.8
Net earnings	$6.1	$17.0

Basic earnings (loss) per share attributable to common shareholders
Continuing operations	$(0.17)	$(0.07)
Discontinued operations	(0.13)	0.01
Basic loss per common share	$(0.30)	$(0.06)
Basic average common shares outstanding	45.6	45.1

Diluted earnings (loss) per share attributable to common shareholders
Continuing operations	$(0.17)	$(0.07)
Discontinued operations	(0.13)	0.01
Diluted loss per common share	$(0.30)	$(0.06)
Diluted average common shares outstanding	45.6	45.1

Dividends paid per common share	$0.575	$0.545

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three months ended September 30,	2019	2018
(In millions)
Revenues
National media
Print	$160.4	$185.2
Digital	91.6	84.9
Third party sales	19.0	17.1
Total advertising related	271.0	287.2
Subscription	150.5	160.7
Newsstand	42.6	39.1
Affinity marketing	13.9	18.9
Licensing	20.0	24.8
Digital and other consumer driven	16.5	11.0
Total consumer related	243.5	254.5
Project based	14.4	9.4
Other	4.0	9.5
Total other	18.4	18.9
Total national media	532.9	560.6
Local media
Non-political spot	76.8	74.9
Political spot	2.6	36.1
Digital	4.2	3.9
Third party sales	25.5	24.0
Total advertising related	109.1	138.9
Consumer related	79.6	73.3
Other	4.1	2.2
Total local media	192.8	214.4
Intersegment revenue elimination	(0.5)	(0.6)
Total revenues	$725.2	$774.4

Continued

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three months ended September 30,	2019	2018
(In millions)
Operating profit
National media	$28.1	$18.1
Local media	38.4	67.5
Unallocated corporate	(23.6)	(31.4)
Income from operations	$42.9	$54.2

Depreciation and amortization
National media	$47.4	$52.3
Local media	9.6	9.1
Unallocated corporate	1.5	2.3
Total depreciation and amortization	$58.5	$63.7

Adjusted EBITDA [1]
National media	$90.6	$87.9
Local media	48.9	77.4
Unallocated corporate	(17.1)	(22.0)
Total Adjusted EBITDA	$122.4	$143.3

1	Adjusted EBITDA is earnings from continuing operations before interest expense, income taxes, depreciation, amortization, and special items.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2019	June 30, 2019
(In millions)
Current assets
Cash and cash equivalents	$27.4	$45.0
Accounts receivable, net	589.5	609.1
Inventories	66.1	62.7
Current portion of subscription acquisition costs	258.4	242.0
Assets held-for-sale	312.8	321.0
Other current assets	72.2	70.3
Total current assets	1,326.4	1,350.1
Property, plant, and equipment, net	445.0	450.3
Operating lease assets	501.6	—
Subscription acquisition costs	291.5	273.9
Other assets	265.8	269.6
Intangible assets, net	1,785.6	1,813.6
Goodwill	1,979.4	1,979.4
Total assets	$6,595.3	$6,136.9

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of operating lease liabilities	$37.4	$—
Accounts payable	217.3	242.6
Accrued expenses and other liabilities	199.8	307.2
Current portion of unearned revenues	473.0	458.9
Liabilities associated with assets held-for-sale	243.4	252.1
Total current liabilities	1,170.9	1,260.8
Long-term debt	2,394.6	2,333.3
Operating lease liabilities	495.3	—
Unearned revenues	341.1	318.6
Deferred income taxes	519.2	506.2
Other noncurrent liabilities	200.9	203.2
Total liabilities	5,122.0	4,622.1

Redeemable convertible Series A preferred stock	544.7	540.2

Shareholders’ equity
Common stock	40.1	40.1
Class B stock	5.1	5.1
Additional paid-in capital	222.9	216.7
Retained earnings	711.2	759.0
Accumulated other comprehensive loss	(50.7)	(46.3)
Total shareholders’ equity	928.6	974.6
Total liabilities, redeemable convertible preferred stock, and shareholders' equity	$6,595.3	$6,136.9

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Three months ended September 30,	2019	2018
(In millions)
Net cash used in operating activities	$(13.5)	$(36.0)

Cash flows from investing activities
Acquisitions of and investments in businesses and assets, net of cash acquired	(14.5)	(1.8)
Proceeds from disposition of assets, net of cash sold	0.3	13.4
Additions to property, plant, and equipment	(15.9)	(7.5)
Net cash provided by (used in) investing activities	(30.1)	4.1

Cash flows from financing activities
Proceeds from issuance of long-term debt	165.0	—
Repayments of long-term debt	(105.0)	(200.0)
Dividends paid	(41.6)	(39.8)
Purchases of Company stock	(1.8)	(3.2)
Proceeds from common stock issued	0.5	1.1
Payment of acquisition related contingent consideration	—	(19.3)
Financing lease payments	(0.7)	—
Net cash provided by (used in) financing activities	16.4	(261.2)
Effect of exchange rate changes on cash and cash equivalents	0.3	(1.7)
Change in cash held-for-sale	9.3	1.2
Net decrease in cash and cash equivalents	(17.6)	(293.6)
Cash and cash equivalents at beginning of period	45.0	437.6
Cash and cash equivalents at end of period	$27.4	$144.0

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show earnings from continuing operations as reported under accounting principles generally accepted in the United States of America (GAAP) and excluding the special items. Earnings from continuing operations excluding the special items, depreciation, and amortization are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended September 30,	2019	2018
(In millions)
Earnings from continuing operations	$12.1	$16.2
Special items
Severance and related benefit costs	6.1	10.6
Write-down of impaired assets	5.2	—
Integration and restructuring costs	8.4	14.4
Gain on sale of businesses and assets	(0.4)	(10.4)
Release of lease guarantee	(8.0)	—
Loss on investment	1.1	—
Other	—	3.5
Special items subtotal	12.4	18.1
Tax benefit on special items	(3.2)	(4.6)
Net special items	9.2	13.5
Earnings from continuing operations before special items (non-GAAP)	21.3	29.7
Depreciation and amortization	58.5	63.7
Tax impact of depreciation and amortization	(14.9)	(16.3)
Net depreciation and amortization impact	43.6	47.4
Adjusted earnings (non-GAAP)	$64.9	$77.1

Adjusted diluted earnings per share attributable to common shareholders
Continuing operations	$(0.17)	$(0.07)
Per share impact of net special items	0.20	0.29
Earnings from continuing operations before special items (non-GAAP)	0.03	0.22
Per share impact of depreciation and amortization	0.96	1.02
Adjusted earnings per share (non-GAAP)	$0.99	$1.24

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items
The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings from continuing operations before interest expense, income taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended September 30, 2019	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$532.9	$192.8

Net earnings				$6.1
Loss from discontinued operations, net of income taxes				6.0
Earnings from continuing operations				12.1
Income tax expense				0.5
Interest expense, net				38.9
Non-operating income, net				(8.6)
Operating profit	$28.1	$38.4	$(23.6)	42.9
Special items included in operating profit:
Write-down of impaired assets	5.2	—	—	5.2
Severance and related benefit costs	5.1	0.6	0.4	6.1
Integration and restructuring costs	3.0	—	5.4	8.4
Gain on sale of businesses and assets	(0.4)	—	—	(0.4)
Total special items included in operating profit	12.9	0.6	5.8	19.3
Operating profit excluding special items (non-GAAP)	41.0	39.0	(17.8)	62.2
Non-operating income, net	9.1	0.3	(0.8)	8.6
Special items included in non-operating income, net
Reversal of lease guarantee	(8.0)	—	—	(8.0)
Loss on investment	1.1	—	—	1.1
Total special items included in non-operating income, net	(6.9)	—	—	(6.9)
Depreciation and amortization	47.4	9.6	1.5	58.5
Adjusted EBITDA (non-GAAP)	$90.6	$48.9	$(17.1)	$122.4

Segment operating margin	5.3%	19.9%
Segment adjusted EBITDA margin	17.0%	25.4%

Table 2 Continued

Three months ended September 30, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$560.6	$214.4

Net earnings				$17.0
Earnings from discontinued operations, net of income taxes				(0.8)
Earnings from continuing operations				16.2
Income tax expense				3.7
Interest expense, net				41.6
Non-operating income, net				(7.3)
Operating profit	$18.1	$67.5	$(31.4)	54.2
Special items included in operating profit:
Integration and restructuring costs	9.4	—	5.0	14.4
Severance and related benefit costs	6.2	1.5	2.9	10.6
Gain on sale of businesses and assets	(6.4)	—	—	(6.4)
Other	4.5	(0.9)	(0.1)	3.5
Total special items included in operating profit	13.7	0.6	7.8	22.1
Operating profit excluding special items (non-GAAP)	31.8	68.1	(23.6)	76.3
Non-operating income, net	7.8	0.2	(0.7)	7.3
Special item included in non-operating expense - gain on sale of business	(4.0)	—	—	(4.0)
Depreciation and amortization	52.3	9.1	2.3	63.7
Adjusted EBITDA (non-GAAP)	$87.9	$77.4	$(22.0)	$143.3

Segment operating margin	3.2%	31.5%
Segment adjusted EBITDA margin	15.7%	36.1%

Table 3

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Earnings Outlook

			Attributable to other instruments [1]	Attributable to common shareholders	Diluted shares	Diluted earnings per share [2]
(In millions, except per share data)
Year ending June 30, 2020 - Low Projection
	Earnings from continuing operations	$188	$(79)	$109	45.8	$2.38
	Special items, net of tax [3]	9
	Earnings from continuing operations before special items	197	(79)	118	45.8	2.58
	Depreciation and amortization, net of tax	152
	Adjusted earnings (non-GAAP) [4]	$349	(86)	263	45.8	5.75

Year ending June 30, 2020 - High Projection
	Earnings from continuing operations	$203	(80)	123	45.8	2.69
	Special items, net of tax [3]	9
	Earnings from continuing operations before special items	212	(80)	132	45.8	2.88
	Depreciation and amortization, net of tax	158
	Adjusted earnings (non-GAAP) [4]	$370	(87)	283	45.8	6.20

Quarter ending December 31, 2019 - Low Projection
	Earnings from continuing operations	$54	(20)	34	45.8	0.73
	Depreciation and amortization, net of tax	41
	Adjusted earnings (non-GAAP) [4]	$95	(22)	73	45.8	1.59

Quarter ending December 31, 2019 - High Projection
	Earnings from continuing operations	$60	(21)	39	45.8	0.86
	Depreciation and amortization, net of tax	41
	Adjusted earnings (non-GAAP) [4]	$101	(22)	79	45.8	1.72
[1]
Includes preferred stock dividends, accretion of preferred stock, dividends on other securities, and undistributed earnings allocated to other securities to the extent that these instruments are not deemed to be dilutive.

[2]
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of these instruments were computed using the two-class method.

[3]
Special items represent those incurred in the first three months of fiscal 2020 as shown in Table 1. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

[4]	Adjusted earnings is defined as earnings from continuing operations before special items, depreciation, and amortization.

Table 4

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Projected Adjusted EBITDA
Projected adjusted EBITDA, which is reconciled to projected earnings from continuing operations in the following table, is defined as projected earnings from continuing operations before interest expense, income taxes, depreciation, amortization, and special items.

	Quarter ending December 31, 2019		Year ending June 30, 2020
	Low	High	Low	High
(In millions)
Earnings from continuing operations	$54	$60	$188	$203

Special items, net of tax [1]	—	—	9	9
Income tax expense	23	25	81	88
Interest expense, net	38	38	147	150
Depreciation and amortization	58	58	215	225
Adjusted EBITDA (non-GAAP)	$173	$181	$640	$675

1
Special items for the year ending June 30, 2020, represent those incurred in the first three months of fiscal 2020, as shown in Table 1. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.